                                                                    Exhibit 10.7

                              COMMISSION AGREEMENT

PARTIES: GARDEX INTERNATIONAL LIMITED ("GARDEX")
         (a British Virgin Islands Corporation)

         ADVANCED SEMICONDUCTOR ENGINEERING, INC. ("ASE")
         (a Taiwan Corporation)

DATE:    December 28, 1997

                                   AGREEMENT

1. Services to be rendered. ASE herby retains GARDEX to provide the sales services to ASE as a Sales Agency with the following terms.

     To be non-exclusive world-wide sales agent for all present and future products and services to be specified by ASE in writing with the following authority:

     (a). Identify customers for ASE products and services;

     (b). Within such limitations relating to price, delivery and other key terms as ASE may from time to time specify in writing, and subject to acceptance by ASE (by telex or otherwise) negotiate sales contracts as ASE's agent;

     (c). Monitor contract performance by the customer, including acceptance of delivery, payment, etc.

2. Compensation to GARDEX. For services hereunder, ASE shall monthly compensation to GARDEX in respect of net export sales (outside of Taiwan), pay as follows:

     (a). For monthly export sales amount of less than US$ 3.0 million, 3% of the sales amount.

     (b). For monthly export sales amount of more than US$ 3.0 million, the compensation is the total of the amount calculated per (a) above plus 2.5% of the sales amount over US$ 3.0 million.

     The above scheme of compensation payment is applicable from Jan. 1998 to Dec. 1999. Compensation payment thereafter is subject to further negotiation on a yearly basis between ASE and GARDEX.

     All payments to GARDEX shall be in US dollars.

     Currency conversions, where necessary, shall be based on prevailing free-market rates of the time the payment is earned (not at the time of payment) as quoted in the Wall Street Journal or other authoritative source.

3. Term of Agreement. This agreement is effective from January 1, 1998 and shall expire on December 31, 1999 unless earlier terminated by (i) mutual agreement, or (ii) ASE on at least 30 days' prior written notice with or without cause. Neither expiration nor termination of this Agreement shall terminate the obligation of ASE to pay GARDEX for services rendered with respect to sales following such date that result from orders received prior to such date.

4.   Representative and Covenants.

     (a). GARDEX agree to use its best efforts to perform its obligations hereunder and to give priority to ASE over all customers of GARDEX in terms of management time, and efforts. GARDEX will not enter into any management consulting, sales, agency or similar relationship, nor engage in activities, that would result in a conflict with GARDEX's duties under this Agreement.

     (b). Each party will provide to the other on a regular basis such documentation as may reasonably be required to enable the other party to be assured of compliance with this Agreement, and shall permit the other party to inspect its books of account and other records at such a reasonable time as the other party may request.

     (c). All confidential information received or learned by GARDEX relating to ASE's business and products shall be kept in confidence by GARDEX and neither used by GARDEX nor disclosed to any other person for any purpose outside this Agreement.

     (d). GARDEX shall make use of ASE trademarks only as ASE may authorize from time to time, and GARDEX disclaims forever any proprietary rights to or interest in such trademarks.

5. Governing Law and Jurisdiction. This Agreement shall be governed and construed under the laws of Republic of China unless the parties agree in writing to voluntary arbitration the Courts in the Republic of China shall have exclusive jurisdiction to hear and decide any case or controversy arising out of this Agreement.

     Each party consents to in personam jurisdiction over it by such courts and to service of process by registered mail sent to its principal business address.

                                        ADVANCED SEMICONDUCTOR ENGINEERING, INC.

                                        BY:  /s/ K.J. Chin
                                            ------------------------------------

                                        GARDEX INTERNATIONAL LIMITED

                                        BY:  /s/ R. Nicholls
                                            ------------------------------------


                                       2